Exhibit 99.1

PRESS RELEASE

Contact:	Investors:
Kevin C. O’Boyle	Stephanie Carrington/Nick Laudico
EVP & Chief Financial Officer	The Ruth Group
NuVasive, Inc.	646-536-7017/7030
858-909-1800	scarrington@theruthgroup.com
investorrelations@nuvasive.com	nlaudico@theruthgroup.com

NuVasive Announces Appointment to Board of Directors

San Diego, CA —September 14, 2005— NuVasive, Inc. (NASDAQ: NUVA), a medical device company focused on developing products for minimally disruptive surgical treatments for the spine, announced today the appointment of Hansen A. Yuan, M.D. to the Company’s Board of Directors, effective September 12, 2005.  Dr. Yuan replaces Arda M. Minocherhomjee, PhD, who has retired from the Board. The total number of directors remains at seven and the number of independent directors remains at six.  Dr. Yuan will serve on the Compensation Committee and the Nominating and Corporate Governance Committee.

Dr. Yuan has been a Professor of Orthopedic and Neurological Surgery at the State University of New York, Upstate Medical University in Syracuse, NY since 1990. Dr. Yuan was also President of the North American Spine Society (NASS) from 1995 to1996 and Second Vice President of NASS from 1993 to 1995. He has published extensively on topics such as degenerative disc disease, spinal fusion, spinal disc replacement and artificial spinal nucleus replacement. Dr. Yuan was Chairman of Orthopedic Surgery at Upstate Medical University from 1987 to 1989 and held Professor, Associate Professor and Assistant Professor positions from 1974 to 1987. Dr. Yuan has served on the Associate Editorial Board at The Spine Journal since 2002 and the Department of Health and Human Services Orthopedic and Rehabilitation Devices Panel since 1994. Dr. Yuan holds an M.D. from the University of Michigan Medical School.

Alexis V. Lukianov, Chairman and Chief Executive Officer, said “The substantial clinical and research experience of Dr. Yuan will bring added strength to the Board’s collective ability to act in the best interest of our shareholders.  His impressive leadership background in the field of spine surgery will provide us with a considerable strategic resource as we continue to execute on our strategy of enhancing current products and developing new products that meet the evolving needs of spine surgeons. We are honored to add such a respected member of the field of spine surgery to our Board. We also thank Arda Minocherhomjee for his substantial contributions to our Board and wish him luck on future endeavors.”

About NuVasive

NuVasive is a medical device company focused on the design, development and marketing of products for the surgical treatment of spine disorders. The Company’s product portfolio is focused on applications in the over $2 billion U.S. spine fusion market. The Company’s current principal product offering includes a minimally disruptive surgical platform called Maximum Access Surgery, or MAS™, as well as classic fusion implants.

MAS combines three categories of current product offerings—NeuroVision®, a proprietary software-driven nerve avoidance system; MaXcess®, a unique split-blade design retraction system; and specialized implants, like SpheRx™ and CoRoent™—that collectively minimize soft tissue disruption during spine surgery while allowing maximum visualization and surgical reproducibility. NuVasive’s classic fusion portfolio is comprised predominantly of proprietary saline packaged bone allografts and internal fixation products. NuVasive also has a robust R&D pipeline emphasizing both MAS and motion preservation products such as Total Disc Replacement (TDR) and a nucleus-like cervical disc replacement.

NuVasive cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause NuVasive’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. The potential risks and uncertainties that could cause actual growth and results to differ materially include, but are not limited to: the risk that NuVasive may be unable to successfully integrate new products or technologies into its business; the risk that NuVasive may be unable to achieve commercial success in the selling of it current or new products; and other risks and uncertainties more fully described in NuVasive’s press releases and periodic filings with the Securities and Exchange Commission. NuVasive’s public filings with the Securities and Exchange Commission are available at www.sec.gov. NuVasive assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

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